Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Posts Subsequent EcaFlo Equipment Sale within Petroleum Industry

Thursday June 9, 9:30 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--June 9, 2005--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) of Little River, South Carolina announced the introduction and initial sale of its EcaFlo(TM) Model 240 to Antero Resources Corporation, a petroleum production company. The Model 240 is one of the Company's expanding line of EcaFlo(TM) units, including the Model 40, Model 080, Model 240, Model 480 and Model 960.

The sale of this anolyte - producing unit is indicative of a growing market for treating "frac" water with equipment that effectively controls bacteria in an environmentally-friendly manner.

IEVM President and CEO, William "Bill" Prince, commented, "The petroleum industry has been seeking a technology that improves its opportunities to be sensitive to the environment while still offering an economically viable alternative to caustic chemicals. IEVM's EcaFlo(TM) equipment allows users to manage microorganisms with reliable anolyte solutions, ensuring that operations are not negatively impacted by bacteria, yet providing complete confidence that the environment is not being damaged by the use of regulated and expensive chemicals."

About Integrated Environmental Technologies, Ltd. and its wholly owned operating subsidiary I.E.T., Inc. (IET):

IET is licensed in the United States to use the proprietary technology electrochemical activation (ECA), which is the process of passing ordinary water or a diluted saline solution through a specially designed electrolytic cell in order to modify functional properties of water without adding reagents. EcaFlo(TM) solutions have the demonstrated ability to: Destroy microorganisms such as botrytis fungus, salmonella, e-coli, listeria and anthrax spores; Neutralize chemical agents such as Soman and VX and Clean and Degrease. IET currently designs, markets, sells and assembles equipment, based on the ECA technology, under the EcaFlo(TM) name brand. This specially designed and built equipment produces reliable, environmentally friendly solutions to effectively control bacteria, viruses, fungi, and other microorganisms without harming the environment.

To learn more about IEVM please visit its NEW WEBSITE at "www.ietusa.net."

Forward-Looking Statements: The statements in this press release regarding the Model 240 sale, introduction of new models future opportunities and any other effect, result or aspect of the operational device and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the sale of EcaFlo equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the Company's sources of liquidity and current working capital requirements, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

Source: Integrated Environmental Technologies, Ltd.